Exhibit 23.3

[Letterhead of Empire Valuation Consultants, LLC]

PRIVATE & CONFIDENTIAL

November 6, 2006

Mr. Jonathan Keller
Paradigm Ltd.
Walker House, Mary Street
P.O. Box 908GT
George Town, Grand Cayman - Cayman Islands

Subject: Written consent to reference Empire Valuation in S-1 filing of Paradigm Ltd.

Dear Mr. Keller:

We hereby consent to the inclusion in the registration statement of Form S-1 of Paradigm Ltd. for the registration of shares of its common stock and any amendments thereto (the "Registration Statement") of references to our reports relating to the valuation of the common equity and options granted of Paradigm Geotechnology B.V., and to references to our firm's name therein. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Empire Valuation Consultants LLC

By:	/s/ MARK SHAYNE Mark Shayne Managing Director